                                                                    EXHIBIT 11.1

                       PARACELSUS HEALTHCARE CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE
                     (In thousands, except per share data)

                                        Three Months Ended   Nine Months Ended
                                           September 30,       September 30,
                                        ------------------   -----------------
                                         1996       1995      1996      1995
                                        -------    -------    ------   ------
Primary:
-------
(1) Net income (loss)                  $(80,123)  $ 3,323     $(86,864) $10,505
                                       --------   -------     --------  -------
    Shares used in this computation:
    Weighted average common
      shares outstanding                 42,290    29,772       33,975   29,772
    Shares applicable to stock
      options and warrants, net
      of shares assumed to be
      purchased from proceeds at
      average market price                 (a)       -           (a)         -
                                       --------   -------     --------  -------
(2) Total shares for net income
      per share computation              42,290    29,772       33,975   29,772
                                       ========   =======     ========  =======

    Income (loss) per share:
      Continuing operations            $  (1.19)  $  0.12     $  (1.34) $  0.31
      Discontinued operations             (0.60)    (0.01)       (1.08)    0.04
      Extraordinary loss                  (0.10)        -        (0.14)       -
                                       --------   -------     --------  -------
    Net Income (loss)  per share
      (1 divided by 2)                 $  (1.89)  $  0.11     $  (2.56) $  0.35
                                       ========   =======     ========  =======

Fully Diluted:
-------------
(3) Net income (loss) (1)              $(80,123)  $ 3,323     $(86,864) $10,505
                                       ========   =======     ========  =======
    Shares used in this computation:
      Total primary shares (2)           42,290    29,772       33,975   29,772
      Shares applicable to stock
        options and warrants in
        addition to those used in
        primary computation due to
        the use of period-end
        marker price when higher
        than average                        (a)        -          (a)        -
                                       --------   -------     --------  -------
(4) Total fully diluted shares           42,290    29,772       33,975   29,772
                                       ========   =======     ========  =======

 Income (loss) per share:
      Continuing operations            $  (1.19)  $  0.12      $ (1.34) $  0.31
      Discontinued operations             (0.60)    (0.01)       (1.08)    0.04
      Extraordinary loss                  (0.10)       -         (0.14)       -
                                       --------   -------     --------  -------
    Net Income (loss)  per share
      (3 divided by 4)                 $  (1.89)  $  0.11     $  (2.56) $  0.35
                                       ========   =======     ========  =======

(a) The effect of options and warrants were anti-dilutive for the quarter and nine months ended September 30, 1996.